Exhibit 4.12

DESCRIPTION OF REGISTRANT’S SECURITIES REGISTERED PURSUANT TO

SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following description sets forth certain material terms and provisions of the securities of QTS Realty Trust Inc.  (“we,” “us” or the “Company”) that is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  This description also summarizes relevant provisions of the Maryland General Corporation Law (the “MGCL”) and certain provisions of our Articles of Amendment and Restatement, as amended (our “charter”), and our Second Amended and Restated Bylaws (our “bylaws”). We encourage you to read our charter, our bylaws and the applicable provisions of the MGCL for additional information.

DESCRIPTION OF CAPITAL STOCK

Our charter provides that we may issue up to 450,000,000 shares of Class A common stock, $0.01 par value per share (“Class A common stock”), up to 133,000 shares of Class B common stock, $0.01 par value per share (“Class B common stock,” and together with our Class A common stock, the “common stock”), and 49,867,000 shares of preferred stock, $0.01 par value per share. Our charter authorizes our board of directors to amend our charter to increase or decrease the 500,000,000 aggregate number of authorized shares of common stock or preferred stock or the number of shares of stock of any class or series without stockholder approval; except that our board of directors may not increase the number of shares of Class B common stock that we have authority to issue or reclassify any shares of our capital stock as Class B common stock without stockholder approval.

As of February 25, 2020, 58,105,122 shares of Class A common stock, 128,408 shares of Class B common stock, 4,280,000 shares of our 7.125% Series A Cumulative Redeemable Perpetual Preferred Stock (“Series A Preferred Stock”) and 3,162,500 shares of our 6.50% Series B Cumulative Convertible Perpetual Preferred Stock (“Series B Convertible Preferred Stock”) were outstanding.

Under Maryland law, stockholders generally are not personally liable for our debts or obligations solely as a result of their status as stockholders.

DESCRIPTION OF COMMON STOCK

Voting Rights

Subject to the provisions of our charter regarding the restrictions on transfer and ownership of shares of our common stock and except as may otherwise be specified in the terms of any class or series of common stock, each outstanding share of Class A common stock entitles the holder to one vote and each outstanding share of Class B common stock entitles the holder to 50 votes on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of capital stock, the holders of shares of Class A common stock and Class B common stock vote together as a single class and possess exclusive voting power. Directors are elected by a plurality of the votes cast by stockholders and there is no cumulative voting in the election of our directors. A majority of the votes cast by stockholders is sufficient to approve any other matter, unless a different vote is required by our bylaws, rule, regulation or statute, or by our charter.

Under the MGCL a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by a majority of its board of directors and approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides that these actions may be taken if declared advisable by a majority of our board of directors and approved by the vote of stockholders holding at least a majority of the votes entitled to be cast on the matter (other than certain amendments to the provisions of our charter related to the removal of directors and the restrictions on ownership and transfer of our shares of stock, which require a vote of at least two-thirds of the votes entitled to be cast on the matter). However, Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation. In addition, because operating assets may be held by a corporation’s subsidiaries, as in our situation, these subsidiaries may be able to transfer all or substantially all of such assets without a vote of our stockholders.

Dividends, Distributions, Liquidation and Other Rights

Subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding the restrictions on transfer of shares of stock, holders of shares of common stock are entitled to receive dividends on such shares of common stock if, as and when authorized by our board of directors and declared by us out of assets legally available therefor. Such holders also are entitled to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment or establishment of reserves for all of our debts and liabilities and any shares with preferential rights thereto.

Holders of shares of common stock have no preference, conversion (other than as described below with respect to the Class B common stock), exchange, sinking fund or redemption rights, have no preemptive rights to subscribe for any securities of our company and have no appraisal rights. Subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding the restrictions on transfer of shares of stock, shares of common stock have equal dividend, liquidation and other rights.

Power to Reclassify Our Unissued Shares of Stock

Our charter authorizes our board of directors to classify and reclassify any unissued shares of common or preferred stock into other classes or series of shares of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series; provided that our board of directors may not increase the number of shares of Class B common stock that we have authority to issue or reclassify any shares of our capital stock as Class B common stock without stockholder approval. Pursuant to this authority, our board of directors has classified 4,600,000 shares of Series A Preferred Stock and 3,162,500 shares of Series B Convertible Preferred Stock. In the future, our board of directors could authorize the issuance of one or more additional classes of preferred stock that have priority over the shares of common stock with respect to dividends, distributions and rights upon liquidation and with other terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of shares of our common stock or otherwise might be in their best interest.

Power to Increase or Decrease Authorized Shares of Common Stock and Issue Additional Shares of Common and Preferred Stock

We believe that the power of our board of directors, without prior stockholder approval (subject to certain exceptions), to amend our charter to increase or decrease the number of authorized shares of stock, to issue additional authorized but unissued shares of common stock or preferred stock and to classify or reclassify unissued shares of common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not currently intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of our shares of stock or otherwise be in the best interest of our stockholders.

Class B Common Stock

In connection with our initial public offering, we issued 133,000 shares of Class B common stock. Our Class B common stock is not registered under the Exchange Act or listed on a securities exchange.  Subject to the provisions of our charter regarding the restrictions on transfer and ownership of shares of our common stock and except as may otherwise be specified in the terms of any class or series of common stock, each outstanding share of Class B common stock entitles the holder to 50 votes on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of capital stock, the holders of shares of Class B common stock vote together as a single class with the holders of Class A common stock. Each share of Class B common stock may be converted into one share of Class A common stock by the holder at any time and is subject to automatic conversion to shares of Class A common stock upon a direct or indirect transfer of beneficial ownership of a share of Class B common stock or of common units of limited partnership of the Operating Partnership (“OP units”) held by the beneficial owner of such Class B common stock. Our charter prohibits our board of directors from increasing the number of shares of Class B common stock that we have authority to issue or reclassifying any shares of our capital stock as Class B common stock without stockholder approval.

In order to exercise the optional conversion right, the holder of Class B common stock shall deliver a written conversion notice stating the number of shares to be converted, the date on which the conversion shall occur (which date shall be a business day no less than five business days nor more than twenty business days from the date of such conversion notice) to the transfer agent for the Class B common stock, together with the certificates, if any, representing the shares of Class B common stock to be converted, duly endorsed for transfer.

 Exchange Listing

Our Class A common stock is listed on the NYSE under the symbol “QTS.”

Transfer Agent and Registrar

The transfer agent and registrar for our shares of common stock is Computershare Trust Company, N.A.

DESCRIPTION OF PREFERRED STOCK

We are authorized to issue up to 49,867,000 shares of preferred stock, $0.01 par value per share, of which 4,600,000 shares have been designated as Series A Preferred Stock and 3,162,500 shares have been designated as Series B Convertible Preferred Stock. Our charter authorizes our board of directors to amend our charter to increase or decrease the number of authorized shares of preferred stock without prior stockholder approval. In addition, our charter permits us to reopen each respective series, without the consent of the holders of the Series A Preferred Stock or Series B Convertible Preferred Stock, as applicable, in order to issue additional shares of Series A Preferred Stock or Series B Convertible Preferred Stock, as applicable, from time to time. As of February 25, 2020, we had 4,280,000 shares of Series A Preferred Stock and 3,162,500 shares of Series B Convertible Preferred Stock issued and outstanding. Terms defined under “—Series A Preferred Stock” and “—Series B Convertible Preferred Stock” below shall have the meanings ascribed to such terms in the applicable sections.

Series A Preferred Stock

Ranking

Our Series A Preferred Stock ranks senior to the Junior Stock (as defined under “—Dividends” below), including shares of our common stock, and on parity with any parity shares that we may issue in the future, with respect to payment of dividends and amounts upon liquidation, dissolution or winding up. While any shares of Series A Preferred Stock are outstanding, we may not authorize or create any class or series of capital stock that ranks senior to our Series A Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up without the consent of the holders of two-thirds of the outstanding Series A Preferred Stock voting as a single class. However, we may create additional classes or series of stock, amend our charter to increase the authorized number of shares of preferred stock or issue series of preferred stock ranking on parity with our Series A Preferred Stock, including the Series B Convertible Preferred Stock, with respect, in each case, to the payment of dividends and amounts upon liquidation, dissolution or winding up (“Parity Stock”), without the consent of any holder of Series A Preferred Stock. See “—Voting Rights” below for a discussion of the voting rights applicable if we seek to create any class or series of preferred stock senior to our Series A Preferred Stock.

Dividends

Holders of Series A Preferred Stock are entitled to receive, when, as and if authorized by our board of directors, out of funds legally available for payment, and declared by us, cumulative cash dividends at the rate of 7.125% per annum per share of its liquidation preference (equivalent to $1.78125 per annum per share of Series A Preferred Stock).

Dividends on each share of Series A Preferred Stock are cumulative from the date of original issue and are payable quarterly in arrears on or about the 15th day of each January, April, July and October, commencing as of April 15, 2018, at the then applicable annual rate; provided, however, that if any dividend payment date falls on any day other than a business day, as defined in the articles supplementary establishing our Series A Preferred Stock (“Series A Articles Supplementary”), the dividend due on such dividend payment date shall be paid on the first business day immediately following such dividend payment date. Each dividend is payable to holders of record as they appear on our stock records at the close of business on the record date, not exceeding 30 days preceding the payment dates thereof as fixed by our board of directors. Dividends are cumulative from the date of original issue or the most recent dividend payment date to which dividends have been paid, whether or not in any dividend period or periods there shall be funds of ours legally available for the payment of such dividends. Accumulations of dividends on our Series A Preferred Stock will not bear interest and holders of our Series A Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends. Dividends payable on our Series A Preferred Stock for any period greater or less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on our Series A Preferred Stock for each full dividend period will be computed by dividing the annual dividend rate by four.

No dividend will be declared or paid on any Parity Stock unless full cumulative dividends have been declared and paid or are contemporaneously declared and funds sufficient for payment set aside on our Series A Preferred Stock for all prior dividend periods; provided, however, that if accrued dividends on our Series A Preferred Stock for all prior dividend periods have not been paid in full or a sum sufficient for such payment is not set apart, then any dividend declared on our Series A Preferred Stock for any dividend period and on any Parity Stock will be declared ratably in proportion to accrued and unpaid dividends on our Series A Preferred Stock and such Parity Stock. All of our dividends on our Series A Preferred Stock, including any capital gain dividends, will be credited first to the earliest accrued and unpaid dividend.

Our board of directors will not authorize and we will not (i) declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any Junior Stock (other than in shares of Junior Stock) or (ii) redeem, purchase or otherwise acquire for consideration any Junior Stock through a sinking fund or otherwise (other than a redemption or purchase or other acquisition of shares of our common stock made for purposes of an employee incentive or benefit plan of our company or any subsidiary, or a conversion into or exchange for Junior Stock or redemptions for the purpose of preserving our qualification as a real estate investment trust (“REIT”)), unless all cumulative dividends with respect to our Series A Preferred Stock and any Parity Stock at the time such dividends are payable have been paid or funds have been set apart for payment of such dividends.

As used herein, (i) the term “dividend” does not include dividends payable solely in shares of Junior Stock on Junior Stock, or in options, warrants or rights to holders of Junior Stock to subscribe for or purchase any Junior Stock and (ii) the term “Junior Stock” means our Class A common stock, Class B common stock and any other class of our capital stock now or hereafter issued and outstanding that ranks junior as to the payment of dividends or amounts upon liquidation, dissolution and winding up to our Series A Preferred Stock.

Optional Redemption

We may not redeem our Series A Preferred Stock prior to March 15, 2023, except in certain limited circumstances relating to the ownership limitation necessary to preserve our qualification as a REIT or in connection with our special optional redemption right to redeem Series A Preferred Stock upon a Change of Control (as defined under “—Conversion Rights—Definitions” below). For further information regarding these exceptions, see “—Special Optional Redemption” below and “Restrictions on Ownership and Transfer.” On or after March 15, 2023, we, at our option upon not less than 30 nor more than 60 days written notice, may redeem our Series A Preferred Stock, in whole, at any time, or in part, from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon (whether or not declared) to, but not including, the date fixed for redemption.

A notice of optional redemption (which may be contingent on the occurrence of a future event) will be mailed, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the holders of record of our Series A Preferred Stock at their addresses as they appear on our stock transfer records. A failure to give such notice or any defect in the notice or in its mailing will not affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given.

If fewer than all the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder will also specify the number of shares of Series A Preferred Stock to be redeemed from such holder. If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed shall be selected by lot or pro rata.

Special Optional Redemption

Upon the occurrence of a Change of Control (as defined under “—Conversion Rights” below), we will have the option to redeem our Series A Preferred Stock, in whole, at any time, or in part, from time to time, within 120 days after the date on which such Change of Control has occurred for cash at a redemption price of $25.00 per share, plus any accrued and unpaid dividends (whether or not declared) to, but not including, the redemption date. If we exercise our special optional redemption right in connection with a Change of Control following the occurrence of a Change of Control, the holder will not have the Change of Control Conversion Right described below.

A notice of special optional redemption will be mailed, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the holders of record of our Series A Preferred Stock at their addresses as they appear on our stock transfer records. A failure to give such notice or any defect in the notice or in its mailing will not affect the validity of the proceedings for the special optional redemption of the shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given.

If fewer than all the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder will also specify the number of shares of Series A Preferred Stock to be redeemed from such holder. If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed shall be selected by lot or pro rata.

If we have given a notice of redemption and have paid or set aside sufficient funds for the redemption in trust for the benefit of the holders of shares of Series A Preferred Stock called for redemption, then from and after the redemption date, those shares of Series A Preferred Stock will be treated as no longer being outstanding, no further dividends will accrue and all other rights of the holders of those shares of Series A Preferred Stock will terminate. The holders of those shares of Series A Preferred Stock will retain their right to receive the redemption price for their shares and any accrued and unpaid dividends to (but not including) the redemption date.

General Provisions Applicable to Redemptions

On the redemption date, we must pay on each share of Series A Preferred Stock to be redeemed any accrued and unpaid dividends, in arrears, for any dividend period ending on or prior to the redemption date. In the case of a redemption date falling after a dividend payment record date and prior to the related payment date, the holders of Series A Preferred Stock at the close of business on such record date will be entitled to receive the dividend payable on such shares on the corresponding dividend payment date, notwithstanding the redemption of such shares prior to such dividend payment date. Except as provided for in the two preceding sentences, no payment or allowance will be made for unpaid dividends, whether or not in arrears, on any Series A Preferred Stock called for redemption.

If full cumulative dividends on our Series A Preferred Stock and any Parity Stock have not been paid or declared and set apart for payment, we may not purchase, redeem or otherwise acquire Series A

Preferred Stock in part or any Parity Stock other than in exchange for Junior Stock; provided, however, that the foregoing shall not prevent the purchase by us of shares held in excess of the limits in our charter in order to ensure that we continue to meet the requirements for qualification as a REIT. See “Restrictions on Ownership and Transfer.”

On and after the date fixed for redemption, provided that we have made available at the office of the registrar and transfer agent a sufficient amount of cash to effect the redemption, dividends will cease to accrue on the shares of Series A Preferred Stock called for redemption (except that, in the case of a redemption date after a dividend payment record date and prior to the related payment date, holders of Series A Preferred Stock on the dividend payment record date will be entitled on such dividend payment date to receive the dividend payable on such shares on the corresponding dividend payment date), such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as holders of Series A Preferred Stock shall cease except the right to receive the cash payable upon such redemption, without interest from the date of such redemption.

Liquidation Preference

The holders of Series A Preferred Stock are entitled to receive in the event of any liquidation, dissolution or winding up of our company, whether voluntary or involuntary, $25.00 per share of Series A Preferred Stock, which we refer to as the “Liquidation Preference,” plus an amount per share of Series A Preferred Stock equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to, but not including, the date of final distribution to such holders.

Until the holders of Series A Preferred Stock have been paid the Liquidation Preference and all accrued and unpaid dividends in full, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of our company. If, upon any liquidation, dissolution or winding up of our company, our assets, or proceeds thereof, distributable among the holders of our Series A Preferred Stock are insufficient to pay in full the Liquidation Preference and all accrued and unpaid dividends and the liquidation preference and all accrued and unpaid dividends with respect to our Series A Preferred Stock and any other Parity Stock, then such assets, or the proceeds thereof, will be distributed among the holders of Series A Preferred Stock and any such other Parity Stock ratably in accordance with the respective amounts which would be payable on such Series A Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full. None of (i) a consolidation or merger of our company with one or more entities, (ii) a statutory stock exchange by our company or (iii) a sale or transfer of all or substantially all of our assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of our company.

Voting Rights

Except as indicated below, the holders of Series A Preferred Stock have no voting rights. If and whenever six quarterly dividends (whether or not consecutive) payable on our Series A Preferred Stock are in arrears, whether or not earned or declared, the number of members then constituting our board of directors will be increased by two and the holders of Series A Preferred Stock, voting together as a class with the holders of any other series of Parity Stock upon which like voting rights have been conferred and are exercisable (any such other series, the “Voting Preferred Stock”), will have the right to elect two additional directors of the Company (the “Preferred Stock Directors”), at an annual meeting of stockholders or a properly called special meeting of the holders of our Series A Preferred Stock and such Voting Preferred Stock and at each subsequent annual meeting of stockholders until all such dividends have been paid and dividends for the then current quarterly period on our Series A Preferred Stock and such other Voting Preferred Stock have been paid or declared and set aside for payment. Whenever all arrears in dividends on our Series A Preferred Stock and the Voting Preferred Stock then outstanding have been paid and full dividends on our Series A Preferred Stock and the Voting Preferred Stock for the then current quarterly dividend period have been paid in full or declared and set apart for payment in full, then the right of the holders of our Series A Preferred Stock and the Voting Preferred Stock to elect the Preferred Stock Directors will cease, the terms of office of the Preferred Stock Directors will forthwith terminate and the number of members of our board of directors will be reduced accordingly. However, the right of the holders of our Series A Preferred Stock and the Voting Preferred Stock to elect the Preferred Stock Directors will again vest if and whenever six quarterly dividends are then in arrears, as described above. In no event shall the holders of Series A Preferred Stock be entitled pursuant to these voting rights to elect a director that would cause us to fail to satisfy a requirement relating to director independence of any national securities exchange on which any class or series of our stock is listed. In class votes with other Voting Preferred Stock, preferred stock of different series shall vote in proportion to the liquidation preference of the preferred stock.

In addition, the approval of two-thirds of the votes entitled to be cast by the holders of outstanding Series A Preferred Stock, voting separately as a class, either at a meeting of stockholders or by written consent, is required (i) to amend, alter or repeal any provisions of our charter or the Series A Articles Supplementary, whether by merger, consolidation or otherwise, to affect materially and adversely the voting powers, rights or preferences of the holders of our Series A Preferred Stock, unless in connection with any such amendment, alteration or repeal, our Series A Preferred Stock remains outstanding without the terms thereof being materially changed in any respect adverse to the holders thereof or is converted into or exchanged for preferred stock of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption thereof that are substantially similar to those of our Series A Preferred Stock, or (ii) to authorize, create, or increase the authorized amount of any class or series of capital stock having rights senior to our Series A Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up (provided that if such amendment affects materially and adversely the rights, preferences, privileges or voting powers of one or more but not all of the other series of Voting Preferred Stock, the consent of the holders of at least two-thirds of the outstanding shares of each such series so affected is required). However, we may create additional classes of Parity Stock and Junior Stock, amend our charter to increase the authorized number of shares of Parity Stock (including our Series A Preferred Stock) and Junior Stock and issue additional series of Parity Stock and Junior Stock without the consent of any holder of Series A Preferred Stock.

In all cases in which the holders of Series A Preferred Stock shall be entitled to vote, each share of Series A Preferred Stock shall be entitled to one vote for each share of Series A Preferred Stock held by such holder.

Information Rights

During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, we will (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series A Preferred Stock, as their names and addresses appear in our record books and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any prospective holder of Series A Preferred Stock. We will mail (or otherwise provide) the information to the holders of Series A Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if we were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which we would be required to file such periodic reports if we were a “non-accelerated filer” within the meaning of the Exchange Act.

Conversion Rights

Definitions

In this section, the following terms shall have the following meanings:

A  “Change of Control” will be deemed to have occurred when the following has occurred:

(i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of our company entitling that person to exercise more than 50% of the total voting power of all shares of our company entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

(ii) following the closing of any transaction referred to in clause (i) above, neither we nor the acquiring or surviving entity has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE Amex, or NASDAQ, or listed on an exchange that is a successor to the NYSE, NYSE Amex or NASDAQ.

The “Common Stock Price” will be (i) if the consideration to be received in the Change of Control by holders of our Class A common stock is solely cash, the amount of cash consideration per share of Class A common stock, (ii) if the consideration to be received in the Change of Control by holders of Class A common stock is other than solely cash, the average of the closing price per share of Class A common stock on the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, and (iii) if there is not a readily determinable closing price for the Class A common stock or Alternative Form Consideration (as defined below), the fair market value of Class A common stock or such Alternative Form Consideration (as determined by our board of directors or a committee thereof).

Conversion

Upon the occurrence of a Change of Control, each holder of Series A Preferred Stock will have the right, subject to our special optional redemption right, to convert some or all of the shares of Series A Preferred Stock held by such holder (the “Change of Control Conversion Right”), on the relevant Change of Control Conversion Date (as defined below) into a number of shares of our Class A common stock per share of Series A Preferred Stock (the “Common Stock Conversion Consideration”), equal to the lesser of (A) the quotient obtained by dividing (i) the sum of (x) $25.00, plus (y) an amount equal to any accrued and unpaid dividends (whether or not declared) to, but not including, the Change of Control Conversion Date (as defined below), except if such Change of Control Conversion Date is after a record date for a Series A Preferred Stock dividend payment and prior to the corresponding Series A Preferred Stock dividend payment date, in which case the amount pursuant to this clause (i)(y) shall equal $0.00 in respect of such dividend, by (ii) the Common Stock Price (such quotient, the “Conversion Rate”), and (B) 1.46929 (the “Share Cap”).

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a common stock dividend), subdivisions or combinations (in each case, a “Share Split”) with respect to our Class A common stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of our Class A common stock that is equivalent to the product of (i) the Share Cap in effect immediately prior to such Share Split multiplied by (ii) a fraction, the numerator of which is the number of shares of our Class A common stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of our Class A common stock outstanding immediately prior to such Share Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of our Class A common stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right will not exceed 6,288,561 shares of Class A common stock, taking into account the underwriters’ partial exercise of the option to purchase additional Series A Preferred Stock (or equivalent Alternative Conversion Consideration, as applicable), or the Exchange Cap. The Exchange Cap is subject to pro rata adjustments for any Share Splits with respect to our Class A common stock as follows: the adjusted Exchange Cap as the result of a Share Split will be the number of shares of our Class A common stock that is equivalent to the product of (i) the Exchange Cap in effect immediately prior to such Share Split multiplied by (ii) a fraction, the numerator of which is the number of shares of our Class A common stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of our Class A common stock outstanding immediately prior to such Share Split.

In the case of a Change of Control as a result of which holders of our Class A common stock are entitled to receive consideration other than solely shares of our Class A common stock, including other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for shares of our Class A common stock (the “Alternative Form Consideration”), a holder of Series A Preferred Stock will be entitled thereafter to convert (subject to our special optional redemption right) such Series A Preferred Stock not into our Class A common stock but solely into the kind and amount of Alternative Form Consideration which the holder of Series A Preferred Stock would have owned or been entitled to receive upon such Change of Control as if such holder of Series A Preferred Stock then held the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration,” and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, is referred to as the “Conversion Consideration”).

If the holders of our Class A common stock have the opportunity to elect the form of consideration to be received in such Change of Control, the Conversion Consideration will be deemed to be the kind and amount of consideration actually received by holders of a majority of our Class A common stock that voted for such an election (if electing between two types of consideration) or holders of a plurality of our Class A common stock that voted for such an election (if electing between more than two types of consideration), as the case may be.

Within 15 days following the occurrence of a Change of Control, we will provide to holders of Series A Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right.

We will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of Series A Preferred Stock.

In order to exercise the Change of Control Conversion Right, a holder of Series A Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) evidencing shares of Series A Preferred Stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to our transfer agent.

 The “Change of Control Conversion Date” will be a business day that is no less than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of Series A Preferred Stock.

Holders of Series A Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date.

Notwithstanding the foregoing, if the shares of Series A Preferred Stock are held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of The Depository Trust Company (“DTC”).

Series A Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date.

In connection with the exercise of any Change of Control Conversion Right, we will comply with all U.S. federal and state securities laws and stock exchange rules in connection with any conversion of Series A Preferred Stock into Class A common stock. Notwithstanding any other provision of our Series A Preferred Stock, no holder of our Series A Preferred Stock will be entitled to convert such Series A Preferred Stock for our Class A common stock to the extent that receipt of such Class A common stock would cause such holder (or any other person) to exceed the share ownership limits contained in our charter and the Series A Articles Supplementary. See “Restrictions on Ownership and Transfer.”

Fractional Shares

We will not issue fractional shares of Class A common stock upon the conversion of our Series A Preferred Stock. Instead, we will pay the cash value of such fractional shares (based on the closing sale price of the Class A common stock on the conversion date).

Restrictions on Ownership and Transfer

Holders of Series A Preferred Stock are subject to the ownership and transfer restrictions of our charter and the Series A Articles Supplementary. See “Restrictions on Ownership and Transfer.”

Listing

Our Series A Preferred Stock is listed on the NYSE under the symbol “QTS.PRA.”

Transfer Agent and Registrar

The transfer agent, registrar, dividend disbursing agent and redemption agent for our Series A Preferred Stock is Computershare Trust Company, N.A.

Series B Convertible Preferred Stock

Ranking

Our Series B Convertible Preferred Stock ranks, with respect to dividend rights or rights upon our liquidation, winding-up or dissolution:

•senior to all classes of our common stock and each other class of capital stock or series of preferred stock established after the original issue date of the Series B Convertible Preferred Stock (the “Issue Date”), the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series B Convertible Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (collectively, “Junior Stock”);

•on a parity, in all respects, with our outstanding Series A Preferred Stock and any class of capital stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank on a parity with the Series B Convertible Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (collectively the “Parity Stock”); and

•junior to each class of capital stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank senior to the Series B Convertible Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (collectively the “Senior Stock”).

See “—Voting Rights” below for a discussion of the voting rights applicable to the Series B Convertible Preferred Stock if we seek to create any class or series of preferred stock ranking senior to our Series B Convertible Preferred Stock.

Dividends

The terms of payment of dividends on our Series B Convertible Preferred Stock are substantially the same as those of our Series A Preferred Stock as described in “—Series A Preferred Stock—Dividends” above, except that, among other things: (i) the dividend rate for our Series B Convertible Preferred Stock is 6.50% per annum on the liquidation preference of $100.00 per share of Series B Convertible Preferred Stock (equivalent to $6.50 per annum per share); (ii) dividends on the Series B Convertible Preferred Stock are payable in cash quarterly on January 15, April 15, July 15 and October 15 of each year, commencing as of October 15, 2018 (each, a “Dividend Payment Date”) at such annual rate; and (iii) dividends are payable to holders of record as they appear in our share records at the close of business on the March 31, June 30, September 30 and December 31 immediately preceding each Dividend Payment Date (each, a “Record Date”).

Redemption

The Series B Convertible Preferred Stock is not redeemable by us and has no fixed maturity. However, under certain circumstances, we may at our option cause all outstanding shares of the Series B Convertible Preferred Stock to be automatically converted into shares of Class A common stock as described below under “—Mandatory Conversion.”

Subject to applicable law, we may purchase Series B Convertible Preferred Stock, at any time, in the open market, by tender or by private agreement. Any Series B Convertible Preferred Stock that we reacquire will be retired and reclassified as authorized but unissued shares of preferred stock, without designation as to class or series, and may thereafter be reissued as any class or series of preferred stock.

Liquidation Preference

The terms of the liquidation preference of our Series B Convertible Preferred Stock is substantially the same as that of our Series A Preferred Stock as described in “—Series A Preferred Stock—Liquidation Preference” above, except that, among other things, the liquidation preference of our Series B Convertible Preferred Stock is $100.00 per share. In addition, holders of the Series B Convertible Preferred Stock are entitled to notice of any event triggering the right to receive a distribution in connection with any voluntary or involuntary liquidation, dissolution or winding up of our affairs not less than 30 calendar days and not more than 60 calendar days prior to the distribution payment date.

Voting Rights

Except as indicated below, the holders of our Series B Convertible Preferred Stock have no voting rights. The voting rights of our Series B Convertible Preferred Stock are substantially the same as those of our Series A Preferred Stock as described in “—Series A Preferred Stock—Voting Rights” above, except that, among other things, holders of Series B Convertible Preferred Stock shall not have any voting rights in the event of a merger or consolidation involving us, a sale of all or substantially all of the assets of us or of us and our subsidiaries on a consolidated basis or a statutory share exchange (any such transaction, an “Extraordinary Transaction”), so long as (a) the Series B Convertible Preferred Stock remains outstanding following consummation of such Extraordinary Transaction with the terms thereof materially unchanged, taking into account that, upon the occurrence of such an Extraordinary Transaction, we may not be the surviving entity (in which case, the Series B Convertible Preferred Stock may be converted into or exchanged for preferred stock of the surviving entity having terms materially the same as the Series B Convertible Preferred Stock) and, if applicable, with any changes to the terms of the Series B Convertible Preferred Stock required pursuant to and made in compliance with the provisions described under “—Recapitalizations, Reclassifications and Changes of our Class A Common Stock” in connection with such Extraordinary Transaction and (b) if such transaction also constitutes a fundamental change, the provisions under “—Special Rights Upon a Fundamental Change” are complied with, then the occurrence of such Extraordinary Transaction shall not be deemed to adversely affect the powers, preferences, or other special rights or privileges of the Series B Convertible Preferred Stock or its holders.

In addition, in the event that any outstanding series of preferred stock ranking on parity with the Series B Convertible Preferred Stock as to dividends or upon liquidation upon which like voting rights have been conferred and are exercisable (collectively, the “Parity Voting Preferred”) has similar vested and continuing voting rights as the Series B Convertible Preferred Stock, the number of votes that each share of Series B Convertible Preferred Stock and any Parity Voting Preferred participating in the votes described above shall have shall be one vote for each $25.00 of liquidation preference.

Information Rights

The information rights of our Series B Convertible Preferred Stock are substantially the same as those of our Series A Preferred Stock as described in “—Series A Preferred Stock—Information Rights” above.

Conversion Rights

Each share of Series B Convertible Preferred Stock is convertible, at any time, at the option of the holder thereof at an initial conversion rate as of the date of original issue of 2.1264 shares of our Class A common stock per share of Series B Convertible Preferred Stock (the “Conversion Rate”) (which represents an initial conversion price of approximately $47.03 per share of Class A common stock), which has been subsequently adjusted as described below. The Conversion Rate, and thus the conversion price, is subject to adjustment as described below under “—Conversion Rate Adjustment.”

The holders of shares of Series B Convertible Preferred Stock at the close of business on any Record Date will be entitled to receive the dividend payment on those shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following that Record Date or our default in payment of the dividend due on that Dividend Payment Date. However, shares of Series B Convertible Preferred Stock surrendered for conversion at the option of the holder during the period between the close of business on any Record Date and the close of business on the business day immediately preceding the applicable Dividend Payment Date must be accompanied by payment of an amount equal to the dividend payable on such shares on that Dividend Payment Date. A holder of shares of Series B Convertible Preferred Stock on a Record Date who (or whose transferee) surrenders any shares for conversion on the corresponding Dividend Payment Date will receive the dividend payable by us on the Series B Convertible Preferred Stock on that date, and the converting holder need not include payment in the amount of such dividend upon surrender of shares of Series B Convertible Preferred Stock for conversion. Except with respect to a voluntary conversion and as provided under “—Mandatory Conversion” and “—Special Rights upon a Fundamental Change,” we will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Class A common stock issued upon conversion.

The articles supplementary establishing our Series B Convertible Preferred Stock (“Series B Articles Supplementary”) require that we at all times reserve and keep available for issuance upon conversion of the Series B Convertible Preferred Stock a sufficient number of authorized and unissued shares of our Class A common stock to permit the conversion of all outstanding shares of Series B Convertible Preferred Stock and that we take all action required to increase the authorized number of shares of Class A common stock if at any time there are insufficient unissued shares of Class A common stock to permit such reservation or to permit the conversion of all outstanding shares of Series B Convertible Preferred Stock.

In addition, the Series B Articles Supplementary provides that any Class A common stock issued upon conversion of the Series B Convertible Preferred Stock will be validly issued, fully paid and non-assessable and that we will use our reasonable best efforts to list the Class A common stock required to be delivered upon conversion of the Series B Convertible Preferred Stock, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding Class A common stock is listed at the time of delivery.

Mandatory Conversion

At any time on or after July 20, 2023, we may at our option cause all (but not less than all) outstanding shares of the Series B Convertible Preferred Stock to be automatically converted into a number of shares of Class A common stock for each share of Series B Convertible Preferred Stock equal to the then-prevailing Conversion Rate, if the closing sale price (as defined in the Series B Articles Supplementary) of our Class A common stock equals or exceeds 150% of the then-prevailing conversion price for at least 20 Trading Days (as defined in the Series B Articles Supplementary) in a period of 30 consecutive Trading Day, including the last Trading Day of such 30-day period, ending on the Trading Day prior to our issuance of a press release announcing the mandatory conversion as described below.

To exercise the mandatory conversion right described above, we must issue a press release for publication on the Dow Jones News Service or Bloomberg Business News (or if either such service is not available, another broadly disseminated news or press release service selected by us) prior to the opening of business on the first Trading Day following any date on which the conditions described in the first paragraph of this “—Mandatory Conversion” section are met, announcing such a mandatory conversion. We also will give notice by mail or by publication (with subsequent prompt notice by mail) to the holders of the Series B Convertible Preferred Stock (not more than four business days after the date of the press release) of the mandatory conversion announcing our intention to convert the Series B Convertible Preferred Stock. The conversion date will be the date (which we refer to as the “Mandatory Conversion Date”) that is five Trading Days after the date on which we issue such press release. We will deliver the shares of Class A common stock due to holders of the Series B Convertible Preferred Stock upon mandatory conversion on the second Trading Day following the Mandatory Conversion Date.

On and after the Mandatory Conversion Date, dividends will cease to accrue on the shares of Series B Convertible Preferred Stock called for a mandatory conversion and all rights of holders of such shares of Series B Convertible Preferred Stock will terminate except for the right to receive the shares of Class A common stock issuable upon conversion thereof. The dividend payment with respect to any shares of Series B Convertible Preferred Stock called for a mandatory conversion on a date during the period between the close of business on any Record Date for the payment of dividends to the close of business on the corresponding Dividend Payment Date will be payable on such Dividend Payment Date to the record holders of such shares on such Record Date if such shares have been converted after such Record Date and prior to such Dividend Payment Date. Except as provided in the immediately preceding sentence, no payment or adjustment will be made upon mandatory conversion of any shares of Series B Convertible Preferred Stock for unpaid accrued and accumulated dividends or for dividends with respect to the Class A common stock issued upon such conversion.

We may not authorize or give notice of any mandatory conversion unless, prior to giving the conversion notice, all accumulated and unpaid dividends on the Series B Convertible Preferred Stock for all quarterly dividend periods ending on or prior to the date on which we give such notice shall have been paid.

Conversion Rate Adjustment

The applicable Conversion Rate will be subject to adjustment, without duplication, upon the occurrence of certain events, including:

(1) If we issue shares of our Class A common stock as a dividend or distribution on shares of our Class A common stock, or if we effect a share split or share combination;

(2) If we distribute to all or substantially all holders of our Class A common stock any rights, options or warrants entitling them, for a period expiring not more than 45 days immediately following the record date of such distribution, to purchase or subscribe for shares of our Class A common stock at a price per share less than the average of closing sale prices of our Class A common stock over the 10 consecutive Trading-Day period ending on the Trading Day immediately preceding the Ex-Date (as defined below) for such distribution;

 (3) If we distribute shares of our capital stock, evidences of our indebtedness or other assets, securities or property, to all or substantially all holders of our Class A common stock, excluding:

•dividends or distributions referred to in clauses (1) and (2) above;

•spin-offs to which the provisions set forth in the latter portion of this clause (3) shall apply; and

•dividends or distributions paid exclusively in cash referred to in clause (4) below;

(4) If any cash dividend or distribution is made to all or substantially all holders of our Class A common stock (excluding any dividend or distribution in connection with our liquidation, dissolution or winding up), other than a quarterly cash dividend that does not exceed $0.41 per share (the “dividend threshold,” subject to adjustment as described below); and

(5) If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our Class A common stock, if the cash and value of any other consideration included in the payment per share of our Class A common stock exceeds the average of the closing sale prices of our Class A common stock over the 10 consecutive Trading-Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

The “Ex-Date” as used herein is the first date on which our Class A common stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question from us or, if applicable, from the seller of our Class A common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

If we issue rights, options or warrants that are only exercisable upon the occurrence of certain triggering events, then the Conversion Rate will not be adjusted pursuant to +clause (2) or (3) above, as applicable, until the earliest of these triggering events occurs and the Conversion Rate shall be readjusted to the extent any of these rights, options or warrants are not exercised before they expire.

If we have in effect a shareholder rights plan while any of the Series B Convertible Preferred Stock remains outstanding, holders of the Series B Convertible Preferred Stock will receive, upon a conversion of such shares, in addition to such Class A common stock, rights under our shareholder rights agreement unless, prior to conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from shares of our Class A common stock. If the rights provided for in any rights plan that our board of directors may adopt have separated from shares of our Class A common stock in accordance with the provisions of the applicable shareholder rights agreement so that holders of the Series B Convertible Preferred Stock would not be entitled to receive any rights in respect of shares of our common shares that we deliver upon conversion of the Series B Convertible Preferred Stock, we will adjust the Conversion Rate at the time of separation as if we had distributed to all holders of our Class A common stock, evidences of indebtedness or other assets or property pursuant to clause (3) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights.

To the extent permitted by law and the continued listing requirements of NYSE (or any stock exchange on which our Class A common stock may then be listed), we may, from time to time, increase the Conversion Rate by any amount for a period of at least 20 business days or any longer period permitted or required by law, so long as the increase is irrevocable during that period and our board of directors determines that the increase is in our best interests. We will mail a notice of the increase to registered holders at least 15 calendar days before the day the increase commences. In addition, we may, but are not obligated to, increase the Conversion Rate as we determine to be advisable in order to avoid or diminish taxes to recipients of certain distributions.

If certain of the possible adjustments to the Conversion Rate of the Series B Convertible Preferred Stock are made (or if failures to make certain adjustments occur), a holder of such shares may be deemed to have received a taxable distribution from us even though such holder has not received any cash or property as a result of such adjustments. In the case of a non-United States holder, we may, at our option, withhold U.S. federal income tax with respect to any such deemed distribution from cash payments of dividends and any other payments in respect of the Series B Convertible Preferred Stock.

The Conversion Rate will not be adjusted:

•upon the issuance of any shares of our Class A common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities;

•upon the issuance of any shares of our Class A common stock, restricted stock or restricted stock units, nonqualified stock options, incentive stock options or any other options or rights (including stock appreciation rights) to purchase shares of our Class A common stock pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, us or any of our subsidiaries;

•upon the issuance of any shares of our Class A common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet point and outstanding as of the date the Series B convertible preferred stock was first issued;

•for unpaid accrued and accumulated dividends, if any;

•upon the repurchase of any shares of our Class A common stock pursuant to an open-market share repurchase program or other buy-back transaction that is not a tender offer or exchange offer; or

•for a change in the par value of shares of our Class A common stock.

We shall not take any action that would require an adjustment to the Conversion Rate such that the Conversion Price, as adjusted to give effect to such action, would be less than the then-applicable par value per share of our Class A common stock, except we may undertake a share split or similar event if such share split results in a corresponding reduction in the par value per share of our Class A common stock such that the as-adjusted new effective conversion price per share would not be below the new as-adjusted par value per share of our Class A common stock following such share split or similar transaction and the Conversion Rate is adjusted as provided under clause (1) above (and/or any such other of the clauses set forth above as may be applicable) under “—Conversion Rate Adjustment” above. In addition, the Series B Articles Supplementary provides that we may not take any action that would result in an adjustment to the Conversion Rate without complying with any applicable stockholder approval rules of the NYSE or any other stock exchange on which our Class A common stock may be listed at the relevant time.

Except as described herein and as provided for in the Series B Articles Supplementary, we will not adjust the Conversion Rate for any issuance of shares of our Class A common stock or any securities convertible into or exchangeable or exercisable for shares of our Class A common stock or rights to purchase shares of our Class A common stock or such convertible, exchangeable or exercisable securities. The Conversion Rate has been, and may be further, adjusted in accordance with the terms hereof.

Recapitalizations, Reclassifications and Changes of our Class A Common Stock

In the case of any recapitalization, reclassification or change of our Class A common stock (other than changes resulting from a subdivision or combination), a consolidation, merger or combination involving us, a sale, lease or other transfer to a third party of all or substantially all of the assets of us (or us and our subsidiaries on a consolidated basis), or any statutory share exchange, in each case as a result of which our Class A common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at the effective time of the transaction, the right to convert each share of Series B Convertible Preferred Stock will be changed into a right to convert such Series B Convertible Preferred Stock into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) (the “reference property”) that a holder would have received in respect of Class A common stock issuable upon conversion of such shares immediately prior to such transaction. If such transaction also constitutes a fundamental change, a holder of shares of our Series B Convertible Preferred Stock who converts its shares of our Series B Convertible Preferred Stock in connection with such fundamental change will, if applicable, also be entitled to receive additional shares of our Class A common stock in connection with such conversion as described below under “—Special Rights Upon a Fundamental Change,” in which case the converting holder would also receive reference property in lieu of such additional shares of Class A common stock. In the event that our Class A common stockholders have the opportunity to elect the form of consideration to be received in such transaction, the reference property per share into which the Series B Convertible Preferred Stock will be convertible following such transaction will be deemed to be the weighted average of the types and amounts of consideration received by holders of the Class A common stock that affirmatively make such an election (or of all holders of the Class A common stock if none make an election). The Series B Articles Supplementary provides that we may not become a party to any such transaction unless its terms are consistent with the Series B Articles Supplementary foregoing.

A change in the conversion right described in this section could substantially lessen or eliminate the value of the conversion right. For example, if a third party acquires us in a cash merger, each share of Series B Convertible Preferred Stock would be convertible solely into cash and would no longer be potentially convertible into securities whose value could increase depending on our future financial performance, prospects and other factors. There is no precise, established definition of the phrase “all or substantially all” under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, transfer, lease, conveyance or other disposition of less than all of the consolidated property or assets of us or us and our subsidiaries.

Special Rights Upon a Fundamental Change

We must give notice of each fundamental change (as defined below) to all record holders of the Series B Convertible Preferred Stock, by the later of 20 Business Days prior to the anticipated effective date of the fundamental change (the “fundamental change effective date”) and the first public disclosure by us of the anticipated fundamental change. In addition, we must give notice announcing the effective date of such fundamental change and certain other matters as set forth under “—Determination of Make-Whole Premium.” If a holder converts its Series B Convertible Preferred Stock at any time beginning at the opening of business on the Trading Day immediately following the effective date of such fundamental change and ending at the close of business on the 30th Trading Day immediately following such effective date, such conversion will be deemed to be in connection with the fundamental change and the holder will automatically receive for each share of Series B Convertible Preferred Stock converted, the greater of:

•the sum of (i) a number of shares of our Class A common stock, as described under “—Conversion Rights” and subject to adjustment as described under “—Conversion Rate Adjustment” (with such adjustment or cash payment for fractional shares as we may elect, as described under “—No Fractional Shares”) plus (ii) the make-whole premium, if any, described under “—Determination of Make-Whole Premium”; and

•a number of shares of our Class A common stock equal to the lesser of (i) the liquidation preference divided by the Market Value of the Common Stock on the fundamental change effective date and (ii) 5.1020 (subject to adjustment in the same manner as the conversion rate is adjusted in accordance with the provisions of the articles supplementary described under “—Conversion Rate Adjustments” above).

In addition to the number of shares of Class A common stock issuable upon conversion of each share of Series B Convertible Preferred Stock at the option of the holder on any conversion date during the fundamental change conversion period, each converting holder will have the right to receive an amount equal to all unpaid accrued and accumulated dividends on such converted shares of Series B Convertible Preferred Stock, whether or not declared prior to that date, for all prior dividend periods ending on or prior to the Dividend Payment date immediately preceding (or, if applicable, ending on) the conversion date (other than previously declared dividends on our Series B Convertible Preferred Stock payable to holders of record as of a prior date), provided that we are then legally permitted to pay such dividends. The amount payable in respect of such dividends will be paid in cash.

The foregoing provisions shall only be applicable with respect to conversions effected at any time beginning at the opening of business on the Trading Day immediately following the fundamental change effective date and ending at the close of business on the 30th Trading Day immediately following such fundamental change effective date.

In lieu of issuing the number of shares of Class A common stock issuable upon conversion pursuant to the foregoing provisions, we may, at our option, make a cash payment equal to the Market Value of the Class A common stock otherwise issuable upon conversion. Our notice of fundamental change will indicate if we will pay cash in lieu of delivering such shares of Class A common stock. The term “Market Value” means the average of the Daily VWAPs of our common stock for each Trading Day during a 10 consecutive Trading Day period commencing on, and including, the second Trading Day following the related Conversion Date.

A  “fundamental change” will be deemed to have occurred upon the occurrence of any of the following:

(1) any “person” is or becomes the “beneficial owner,” directly or indirectly, through a purchase, merger or other transaction, of 50% or more of the total voting power of all classes of our voting stock;

(2) we consolidate with, or merge with or into, another “person” or any “person” consolidates with or merges with or into us, in each case in a transaction pursuant to which our Class A common stock will be converted into cash, securities or other property or assets or we convey, transfer, lease or otherwise dispose of all or substantially all of our assets or all or substantially all of the assets of us and our subsidiaries on a consolidated basis to any “person” (whether in one transaction or a series of related transactions), other than:

a. any transaction pursuant to which the holders of our voting stock immediately prior to the transaction collectively have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all classes of voting stock of the continuing or surviving person immediately after the transaction; or

b. any merger solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of Class A common stock solely into shares of common stock of the surviving entity;

(3) we approve a plan of liquidation or dissolution; or

(4) our Class A common stock ceases to be listed on the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

Notwithstanding the foregoing, a fundamental change will be deemed not to have occurred in the case of a merger or consolidation if (i) at least 90% of the consideration for our Class A common stock (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger or consolidation consists of Class A common stock of a corporation or other entity organized and existing under the laws of the United States or any state thereof and traded on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) (or which will be so traded when issued or exchanged in connection with such transaction) (“publicly traded common stock”) and (ii) as a result of such transaction or transactions the shares of Series B Convertible Preferred Stock become convertible into such publicly traded common stock.

 “Daily VWAP” means the per share volume-weighted average price of our Class A common stock for each day, as displayed under the heading “Bloomberg VWAP” on Bloomberg page “QTS <Equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from scheduled open of trading until the scheduled close of trading of the primary trading session on each such Trading Day (or if such volume-weighted average price is unavailable on any such day, the closing sale price shall be used for such day). The per share volume-weighted average price on each such day will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

This fundamental change conversion feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our Class A common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change conversion feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change conversion feature is a result of negotiations between us and the underwriters.

Determination of Make-Whole Premium

If a holder elects to convert its shares of Series B Convertible Preferred Stock upon the occurrence of a fundamental change, in certain circumstances, we will increase the Conversion Rate (such increase, the “make-whole premium”).

Holders may surrender their shares of Series B Convertible Preferred Stock for conversion at the increased Conversion Rate only with respect to shares surrendered for conversion from and after the opening of business on the Trading Day immediately following the fundamental change effective date until the close of business on the 30th Trading Day following such fundamental change effective date.

The increase in the Conversion Rate will be determined by reference to a table of make-whole premiums set forth in the Series B Articles Supplementary based on the fundamental change effective date and the stock price, as described in the Series B Articles Supplementary.

No later than the third Business Day after the occurrence of a fundamental change, we will provide to the holders of our Series B Convertible Preferred Stock and the transfer agent of the Series B Convertible Preferred Stock a notice of the occurrence of the fundamental change containing certain information regarding conversion, including any applicable make-whole premium to be paid.

We will also issue a press release for publication on the Dow Jones News Service or Bloomberg Business News (or if either such service is not available, another broadly disseminated news or press release service selected by us), or post notice on our website containing the information specified above, in any event prior to the opening of business on the first Trading Day following any date on which we provide such notice to the holders of our Series B Convertible Preferred Stock.

Fractional Shares

No fractional shares of Class A common stock or securities representing fractional shares of Class A common stock will be issued upon conversion of the Series B Convertible Preferred Stock, whether voluntary or mandatory. Instead, we may elect to either make a cash payment to each holder that would otherwise be entitled to a fractional share (based on the closing sale price of the Class A common stock on the conversion date) or, in lieu of such cash payment, the number of shares of Class A common stock to be issued to any particular holder upon conversion will be rounded up to the nearest whole share.

Restrictions on Ownership and Transfer

Holders of Series B Convertible Preferred Stock are subject to the ownership and transfer restrictions of our charter and the Series B Articles Supplementary. See “Restrictions on Ownership and Transfer.”

Listing

Our Series B Convertible Preferred Stock is listed on the NYSE under the symbol “QTS.PRB.”

Certificated Series B Convertible Preferred Stock

Subject to certain conditions, the Series B Convertible Preferred Stock represented by the global securities is exchangeable for certificated Series B Convertible Preferred Stock in definitive form of like tenor as such Series B Convertible Preferred Stock if (1) DTC notifies us that it is unwilling or unable to continue as depository for the global securities or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor is not appointed within 90 days or (2) we, in our discretion, at any time determine not to have all of the Series B Convertible Preferred Stock represented by the global securities. Any Series B Convertible Preferred Stock that is exchangeable pursuant to the preceding sentence is exchangeable for certificated Series B Convertible Preferred Stock issuable for such number of shares and registered in such names as DTC shall direct. Subject to the foregoing, the global securities are not exchangeable, except for global securities representing the same aggregate number of shares and registered in the name of DTC or its nominee.

Transfer Agent and Registrar

The transfer agent, registrar, dividend disbursing agent and redemption agent for our Series B Convertible Preferred Stock is Computershare Trust Company, N.A.

CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS

The following is a summary of certain provisions of Maryland law and our charter and bylaws.

Our Board of Directors

Our charter and bylaws provide that the number of directors of our company may be established by our board of directors, but may not be fewer than the minimum number required under Maryland law nor more than 15 directors. Our charter and bylaws currently provide that any vacancy, including a vacancy created by an increase in the number of directors, may be filled by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any individual elected to fill such vacancy will serve for the remainder of the full term and until a successor is duly elected and qualified.

Pursuant to our bylaws, each of our directors is elected by our stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies under Maryland law. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Directors are elected by a plurality of the votes cast.

Our bylaws provide that at least a majority of our directors will be “independent,” with independence being defined in the manner established by our board of directors and in a manner consistent with listing standards established by the NYSE.

Removal of Directors

Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision may preclude stockholders from removing incumbent directors.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances specified under the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Maryland law defines an interested stockholder as:

•any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s voting stock; or

•an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. In approving a transaction, however, the board of directors may provide that its approval is subject to compliance at or after the time of the approval, with any terms and conditions determined by the board of directors.

After the five-year prohibition, any business combination between us and an interested stockholder generally must be recommended by the board of directors and approved by the affirmative vote of at least:

•80% of the votes entitled to be cast by holders of outstanding voting shares of stock of the corporation; and

•two-thirds of the votes entitled to be cast by holders of voting shares of stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or shares held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as described under Maryland law) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution opted out of the business combination provisions of the MGCL and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and an interested stockholder, unless our board of directors in the future alters or repeals this resolution.

We cannot assure you that our board of directors will not determine to become subject to such business combination provisions in the future. However, an alteration or repeal of this resolution will not have any effect on any business combinations that have been consummated or upon any agreements existing at the time of such modification or repeal.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting of stockholders by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons are entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock that, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•one-tenth or more but less than one-third;

•one-third or more but less than a majority; or

•a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a special meeting is made, we may present the question at any stockholders meeting.

If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by Maryland law, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition. The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our common stock. There is no assurance, however, that our board of directors will not amend or eliminate this provision at any time in the future.

Maryland Unsolicited Takeover Act

Subtitle 8 of Title 3 of the MGCL, also referred to as the Maryland Unsolicited Takeover Act (“MUTA”), permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

•a classified board;

•a two-thirds stockholder vote requirement for removing a director;

•a requirement that the number of directors be fixed only by vote of the directors;

•a requirement that requires the request of the holders of at least a majority of all votes entitled to be cast to call a special meeting of stockholders; and

•a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred.

On September 24, 2018, our board of directors adopted resolutions opting out of Sections 3-803, 3-804(a), 3-804(b) and 3-805 of the MGCL (which provide for the items in the first four bullets above, respectively), and we subsequently filed Articles Supplementary with the State Department of Assessments and Taxation of Maryland to effectuate this opt-out.   In addition, on September 24, 2018, our board of directors adopted resolutions opting out of Section 3-804(c) of the MGCL, subject to and conditioned upon the approval of our stockholders of an amendment to our charter. Previously, our charter expressly provided that we had elected to be governed by Section 3-804(c) of the MGCL, which provides for the item described in the fifth bullet above, i.e., vacancies on our board may be filled only by remaining directors. On May 9, 2019 at the annual meeting of stockholders, stockholders approved a proposal to amend our charter to remove this election and permit us to fully effectuate our complete opt-out of all five prongs of MUTA. With the stockholders’ approval of the opt-out of Section 3-804(c) and the filing of the Articles of Amendment, the Company fully opted out of MUTA and may not opt into any of the provisions of MUTA without approval by the affirmative vote of stockholders holding a majority of the votes cast on the matter.

Notwithstanding our opt-out of MUTA described above, through provisions in our charter and bylaws unrelated to MUTA, we already (1) require the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter for the removal of any director from the board, which removal is allowed only for cause, (2) vest in the board the exclusive power to fix the number of directorships, subject to limitations set forth in our charter and bylaws and (3) require, unless called by the chairman of our board of directors, our president or chief executive officer or our board of directors, the written request of stockholders entitled to cast not less than a majority of all votes entitled to be cast at such meeting to call a special meeting.

Amendment of Our Charter and Bylaws and Approval of Extraordinary Transactions

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by a majority of the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter, is set forth in the corporation’s charter. Our charter provides that these actions may be taken if declared advisable by a majority of our board of directors and approved by the vote of stockholders holding at least a majority of the votes entitled to be cast on the matter (other than certain amendments to the provisions of our charter related to the removal of directors and the restrictions on ownership and transfer of our shares of stock, which require a vote of at least two-thirds of the votes entitled to be cast on the matter).

Our bylaws may be amended, altered or repealed, or new bylaws may be adopted, by our board of directors or by the affirmative vote of stockholders representing not less than majority of all the votes entitled to be cast on the matter.

Meetings of Stockholders

Under our bylaws, annual meetings of stockholders are to be held each year at a date and time as determined by our board of directors. Special meetings of stockholders may be called only by a majority of the directors then in office, by the chairman of our board of directors, our president or our chief executive officer. Additionally, subject to the provisions of our bylaws, special meetings of the stockholders shall be called by our secretary upon the written request of stockholders entitled to cast at least a majority of the votes entitled to be cast at such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting. Maryland law and our bylaws provide that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting by unanimous written consent, if that consent sets forth that action and is signed by each stockholder entitled to vote on the matter.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of business to be considered by stockholders at the annual meeting may be made only:

•pursuant to our notice of the meeting;

•by or at the direction of our board of directors; or

•by a stockholder who was a stockholder of record both at the time of giving of the notice of the meeting and at the time of the annual meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in our bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting of stockholders. Nominations of persons for election to our board of directors may be made only:

•pursuant to our notice of the meeting;

•by or at the direction of our board of directors; or

•provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who is a stockholder of record both at the time of giving of the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions set forth in our bylaws.

The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford our board of directors the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of directors, to inform stockholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our stockholder meetings. Although our bylaws do not give our board of directors the power to disapprove timely stockholder nominations and proposals, our bylaws may have the effect of precluding a contest for the election of directors or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors to our board of directors or to approve its own proposal.

Anti-takeover Effect of Certain Provisions of Maryland Law and Our Charter and Bylaws

The provisions of our charter on removal of directors and the advance notice provisions of the bylaws could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of our common stock or otherwise be in the best interests of our stockholders. Likewise, if our board of directors were to opt in to the business combination provisions of the MGCL or if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were amended or rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Indemnification and Limitation of Directors’ and Officers’ Liability

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•the director or officer actually received an improper personal benefit in money, property or services; or

•in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

Our charter and bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•any individual who, while serving as a director or officer of our company and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us, with the approval of our board of directors, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

We have also entered into an indemnification agreement with each of our directors and officers. While Maryland law permits a corporation to indemnify its directors and officers, as described above, it also authorizes other arrangements for indemnification of directors and officers, including insurance. The indemnification agreements are intended to provide indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

REIT Qualification

 Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

In order for us to qualify as a REIT under the Code, shares of our capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of capital stock (after taking into account options to acquire shares of capital stock) may be owned, directly, indirectly or through attribution, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

In order to assist us in complying with the limitations on the concentration of ownership of REIT stock imposed by the Code, and for strategic reasons, our charter generally prohibits:

•any person (other than a person who has been granted an exemption) from beneficially or constructively owning more than 7.5% of the aggregate of the outstanding shares of our common stock by value or by number of shares, whichever is more restrictive;

•separately with respect to each class or series of preferred stock, any person (other than a person who has been granted an exemption) from beneficially or constructively owning more than 7.5% of the aggregate of the outstanding shares of such class or series of our preferred stock by value or by number of shares, whichever is more restrictive; and

•as excepted holders, any of Chad L. Williams, his family members and certain entities controlled by them, and any person who is or would be a beneficial owner or constructive owner of shares of our common stock as a result of the beneficial ownership or constructive ownership of shares of our common stock by Chad L. Williams, his family members and certain entities controlled by them, from beneficially or constructively owning more than 19.8% of the aggregate of the outstanding shares of our common stock by value or by number of shares, whichever is more restrictive, after application of the relevant attribution rules (see the additional discussion below regarding the Williams excepted holders).

However, certain entities that are defined as designated investment entities in our charter, which generally includes pension funds, mutual funds, and certain investment management companies, are permitted to own up to 9.8% of the aggregate of our outstanding shares of common stock or preferred stock, so long as each beneficial owner of the shares owned by such designated investment entity would satisfy the 7.5% ownership limit if those beneficial owners owned directly their proportionate share of the common stock or preferred stock, as applicable, owned by the designated investment entity.

Our board of directors may, in its sole discretion, grant an exemption to the stock ownership limits, subject to certain conditions and the receipt by our board of directors of certain representations and undertakings. Our charter permits exemptions to be made for stockholders if our board of directors determines such exemptions will not jeopardize our qualification as a REIT.

Our charter provides an excepted holder limit that allows Chad L. Williams, his family members and entities owned by or for the benefit of them, and any person who is or would be a beneficial owner or constructive owner of shares of our common stock as a result of the beneficial ownership or constructive ownership of shares of our common stock by Chad L. Williams, his family members and certain entities controlled by them, as a group, to own more than 7.5% of the aggregate of the outstanding shares of our common stock, so long as, under the applicable tax attribution rules, no one such excepted holder treated as an individual would hold more than 19.8% of the aggregate of the outstanding shares of our common stock, no two such excepted holders treated as individuals would own more than 27.3% of the aggregate of the outstanding shares of our common stock, no three such excepted holders treated as individuals would own more than 34.8% of the aggregate of the outstanding shares of our common stock, no four such excepted holders treated as individuals would own more than 42.3% of the aggregate of the outstanding shares of our common stock, and no five such excepted holders treated as individuals would own more than 49.8% of the aggregate of the outstanding shares of our common stock. Currently, Chad L. Williams would be attributed all of the shares of common stock owned by each such other excepted holder and, accordingly, the Williams excepted holders as a group would not be allowed to own in excess of 19.8% of the aggregate of the outstanding shares of our common stock. If at a later time, there was not one excepted holder that would be attributed all of the shares owned by such excepted holders as a group, the excepted holder limit as applied to the Williams group would not permit each such excepted holder to own 19.8% of the aggregate of the outstanding shares of our common stock. Rather, the excepted holder limit as applied to the Williams group would prevent two or more such excepted holders who are treated as individuals under the applicable tax attribution rules from owning a higher percentage of our common stock than the maximum amount of shares that could be owned by any one such excepted holder (19.8%), plus the maximum amount of shares that could be owned by any one or more other individual stockholders who are not excepted holders (7.5%).

Our charter also prohibits any person from (1) beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Code, (2) transferring shares of our capital stock if such transfer would result in our being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution), (3) beneficially or constructively owning shares of our capital stock that would result in us owning (directly or indirectly) an interest in a tenant if the income derived by us from that tenant for our taxable year during which such determination is being made would reasonably be expected to equal or exceed the lesser of one percent of our gross income or an amount that would cause us to fail to satisfy any of the REIT gross income requirements and (4) beneficially or constructively owning shares of our capital stock that would cause us otherwise to fail to qualify as a REIT. Any person who acquires or attempts or intends to acquire beneficial ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership is required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfers on our qualification as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interest to attempt to qualify, or to qualify, or to continue to qualify, as a REIT. In addition, our board of directors may determine that compliance with the foregoing restrictions is no longer required for our qualification as a REIT.

Our board of directors, in its sole discretion, may exempt a person from the above ownership limits and any of the restrictions described above. However, our board of directors may not grant an exemption to any person unless our board of directors obtains such representations and undertakings as our board of directors may deem appropriate in order to determine that granting the exemption would not result in our losing our qualification as a REIT. As a condition of granting the exemption, our board of directors, in its sole and absolute discretion, may require a ruling from the Internal Revenue Service (the “IRS”) or an opinion of counsel in either case in form and substance satisfactory to our board of directors, in its sole and absolute discretion in order to determine or ensure our qualification as a REIT.

In addition, our board of directors, in its sole and absolute discretion, may from time to time increase the ownership limits. However, the ownership limits may not be increased if, after giving effect to such increase, five or fewer individuals could own or constructively own in the aggregate, more than 49.9% in value of the capital stock then outstanding. Our board of directors, in its sole and absolute discretion, may from time to time decrease the ownership limits, provided that no decreased limit will apply to any person whose ownership percentage exceeds such decreased limit until that person’s ownership percentage equals or falls below such decreased ownership limit.

If any transfer of our shares of stock occurs which, if effective, would result in any person beneficially or constructively owning shares of stock in excess, or in violation, of the above transfer or ownership limitations, such person known as a prohibited owner, then that number of shares of stock, the beneficial or constructive ownership of which otherwise would cause such person to violate the transfer or ownership limitations (rounded up to the nearest whole share), will be automatically transferred to a charitable trust for the exclusive benefit of a charitable beneficiary, and the prohibited owner will not acquire any rights in such shares. This automatic transfer will be considered effective as of the close of business on the business day before the violative transfer. If the transfer to the charitable trust would not be effective for any reason to prevent the violation of the above transfer or ownership limitations, then the transfer of that number of shares of stock that otherwise would cause any person to violate the above limitations will be void. Shares of stock held in the charitable trust will continue to constitute issued and outstanding shares of our stock. The prohibited owner will not benefit economically from ownership of any shares of stock held in the charitable trust, will have no rights to dividends or other distributions and will not possess any rights to vote or other rights attributable to the shares of stock held in the charitable trust. The trustee of the charitable trust will be designated by us and must be unaffiliated with us or any prohibited owner and will have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the charitable trust, and these rights will be exercised for the exclusive benefit of the trust’s charitable beneficiary. Any dividend or other distribution paid before our discovery that shares of stock have been transferred to the trustee will be paid by the recipient of such dividend or distribution to the trustee upon demand, and any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution so paid to the trustee will be held in trust for the trust’s charitable beneficiary. Subject to Maryland law, effective as of the date that such shares of stock have been transferred to the charitable trust, the trustee, in its sole discretion, will have the authority to:

•rescind as void any vote cast by a prohibited owner prior to our discovery that such shares have been transferred to the charitable trust; and

•recast such vote in accordance with the desires of the trustee acting for the benefit of the trust’s charitable beneficiary.

However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast such vote.

Within 20 days of receiving notice from us that shares of stock have been transferred to the charitable trust, and unless we buy the shares first as described below, the trustee will sell the shares of stock held in the charitable trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations in our charter. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary. The prohibited owner will receive the lesser of:

•the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (for example, in the case of a gift or devise), the market price of the shares on the day of the event causing the shares to be held in the charitable trust; an

•the price per share received by the trustee from the sale or other disposition of the shares held in the charitable trust (less any commission and other expenses of a sale).

The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sale proceeds in excess of the amount payable to the prohibited owner will be paid immediately to the charitable beneficiary. If, before our discovery that shares of stock have been transferred to the charitable trust, such shares are sold by a prohibited owner, then:

•such shares will be deemed to have been sold on behalf of the charitable trust; and

•to the extent that the prohibited owner received an amount for such shares that exceeds the amount that the prohibited owner was entitled to receive as described above, the excess must be paid to the trustee upon demand.

In addition, shares of stock held in the charitable trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

•the price per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a gift or devise, the market price at the time of the gift or devise); and

•the market price on the date we, or our designee, accept such offer.

We may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We will have the right to accept the offer until the trustee has sold the shares of stock held in the charitable trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee will be paid to the charitable beneficiary.

All certificates representing shares of our capital stock bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) in value of the outstanding shares of our capital stock within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our stock that the owner beneficially owns and a description of the manner in which the shares are held. Each such owner shall provide to us such additional information as we may request in order to determine the effect, if any, of the owner’s beneficial ownership on our qualification as a REIT and to ensure compliance with our ownership limitations. In addition, each stockholder shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Our ownership limitations could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or might otherwise be in the best interest of our stockholders.